                                                                   Exhibit 99.1


NEWS RELEASE

FOR MORE INFORMATION CONTACT:

David E. Fountain
National Processing, Inc.
Phone:  502.315.3311
Fax:  502.315.3535
e-mail:  dfountain@npc.net
         -----------------
Website:  www.npc.net
          -----------



FOR IMMEDIATE RELEASE

           NATIONAL PROCESSING REPORTS FIRST QUARTER FINANCIAL RESULTS

LOUISVILLE, KENTUCKY, APRIL 16, 2003 - National Processing, Inc. (NYSE: NAP) today reported financial results for the first quarter of 2003. Revenue for the first quarter of 2003 was $106.0 million, down 4% from 2002 first quarter revenue of $109.9 million. Net income for the first quarter of 2003 was $8.5 million, or $0.16 per diluted share, down 29% from 2002 first quarter amounts of $12.0 million, or $0.23 per diluted share.

Merchant Card Services transaction and dollar volume increased to record first quarter levels. Merchant Card Services transactions processed were 952 million for the first quarter of 2003, representing an increase of 8% over the first quarter of 2002. Merchant Card Services dollar volume processed was $39.5 billion for the first quarter of 2003, representing an increase of 1% over the first quarter of 2002.

Chairman and CEO Jon L. Gorney commented, "The first quarter financial results were in line with our expectations. Our results were clearly affected by a number of items including re-pricings in the national merchant sector, weak consumer spending, higher expense levels due to some recent investments in our business, and our decision to exit merchant processing for the airlines. Our earnings outlook for the remainder of the year is consistent with our previous guidance. Our full year EPS estimate is $0.90 to $0.95. We have revised our full year revenue estimate based on the weakness we are seeing in consumer spending and current economic uncertainties. Our new revenue range is $420-$440 million for the full year. Consumer spending will be a key driver in terms of where we fall within this revenue range."

"The company's strategies are geared toward long-term growth. We will not compromise long-term objectives for short-term gains. During the first three months of the year we have focused on increasing the acquisition and retention of small to medium sized merchants, which is where we have the best opportunity for strong margins. The merchant revenue from our ISO business increased by 25% over last year as we continued to expand our ISO relationships. We have realigned our sales channels to enhance the synergy between our national and regional merchants from both a back-office and product prospective. In addition, we have created a new dedicated Product Management team to execute our vision of being a single-source provider for our customers through expanded product offerings. We are also committed to aggressively managing our costs to keep them in line with business volumes. We will continue to focus on initiatives such as these to help position the company for long-term growth."

The Company's balance sheet remained strong. As of March 31, 2003, the Company had $229.4 million of cash and cash equivalents with no debt and total stockholders' equity of $466.1 million.

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Operating cash flow and capital expenditures were $46.7 million and $1.7 million, respectively, for the first quarter of 2003.

CONFERENCE CALL

A conference call to discuss financial results and business highlights will be held at 9:00 a.m. ET today hosted by Jon L. Gorney, chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 888.428.4480 (domestic) and
612.288.0337 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

A replay of the live call will be available starting at 2:15 p.m. ET, April 16, 2003 through Midnight ET on April 18, 2003. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 662003.

FORWARD-LOOKING STATEMENTS

This announcement and Mr. Gorney's comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company's ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Additional information concerning factors that could cause actual results to differ materially from those contained in forward-looking statements is available in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent filings with the Securities and Exchange Commission.

ABOUT NATIONAL PROCESSING, INC.

National Processing, Inc. (NYSE: NAP) through its wholly owned operating subsidiary, National Processing Company, LLC (NPC(R)), is a leading provider of merchant credit and debit card processing. National Processing is 85 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation's largest financial holding companies. NPC supports over 645,000 merchant locations, representing nearly one out of every five Visa(R) and MasterCard(R) transactions processed nationally. NPC's card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net.

                           NATIONAL PROCESSING, INC.
                               Financial Summary
                    (In thousands, except per share amounts)
                                  (Unaudited)

INCOME STATEMENT:

                                                              QUARTER ENDED MARCH 31,
                                                         ---------------------------------
                                                             2003                2002              % CHANGE
                                                             ----                ----              ---------
Revenue                                                   $    105,954        $    109,945             -4%
Operating expenses                                              82,752              82,304             1%
General and administrative expenses                              4,306               4,602             -6%
Depreciation and amortization                                    4,967               4,023             23%
                                                         --------------      --------------
EARNINGS BEFORE INTEREST AND TAXES                              13,929              19,016            -27%
Net interest income                                                842               1,035            -19%
                                                         --------------      --------------
INCOME BEFORE TAXES AND MINORITY INTEREST                       14,771              20,051            -26%
Provision for income taxes                                       5,695               7,416            -23%
                                                         --------------      --------------
INCOME BEFORE MINORITY INTEREST                                  9,076              12,635            -28%
Minority Interest                                                  529                 587            -10%
                                                         --------------      --------------
NET INCOME                                                $      8,547        $     12,048            -29%
                                                         ==============      ==============

NET INCOME PER SHARE - BASIC                              $      0.164        $      0.232            -29%
Net income per share - diluted                            $      0.163        $      0.229            -29%

WEIGHTED AVERAGE SHARES - BASIC                                 52,145              51,860
WEIGHTED AVERAGE SHARES - DILUTED                               52,306              52,554
SHARES OUTSTANDING AT END OF PERIOD                             52,224              51,979


BALANCE SHEET:                                                MARCH 31,        DECEMBER 31,       MARCH 31,
                                                              ---------        ------------       ---------
                                                                2003              2002              2002
                                                                ----              ----              ----

Cash and cash equivalents                                 $    229,390        $    185,513      $   155,436
Accounts receivable - trade                                    111,800             152,132          112,083
Other current assets                                            11,744               9,400           10,992
                                                         --------------      --------------     ------------
TOTAL CURRENT ASSETS                                           352,934             347,045          278,511

Property and equipment                                         107,044             105,369          104,679
Accumulated depreciation                                       (54,822)            (51,662)         (50,767)
                                                         --------------      --------------     ------------
Net property and equipment                                      52,222              53,707           53,912

Goodwill                                                        91,227              91,227           91,227
Other intangible assets                                         40,220              41,990           43,282
Other assets                                                    15,004              16,535           17,203
                                                         --------------      --------------     ------------
TOTAL ASSETS                                              $    551,607        $    550,504      $   484,135
                                                         ==============      ==============     ============

Accounts payable - trade                                  $     19,865        $     23,006      $    15,037
Other current liabilities                                       63,430              66,921           50,637
                                                         --------------      --------------     ------------
TOTAL CURRENT LIABILITIES                                       83,295              89,927           65,674

Minority interest                                                  550               2,462            1,414
Other liabilities                                                1,699               1,732            1,829
                                                         --------------      --------------     ------------
TOTAL LIABILITIES                                               85,544              94,121           68,917

SHAREHOLDERS' EQUITY                                           466,063             456,383          415,218
                                                         --------------      --------------     ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $    551,607        $    550,504      $   484,135
                                                         ==============      ==============     ============